As filed with the Securities and Exchange Commission on May 17, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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First Trust High Income Long/Short Fund

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Not For Retail Distribution

Per our conversation, attached are talking points for the proposed reorganization for FSD with ACP.  This attachment has been filed with the Securities and Exchange Commission and may be forwarded to Financial Advisors.

As it pertains to the shareholder vote, an activist hedge fund investor (Saba Capital Management L.P.) has been soliciting against the reorganization, which has impacted the ability of FSD to achieve the necessary vote participation. Approximately 94% of the shareholders that have voted on the management ballot have voted in favor of the reorganization.  In fact, Institutional Shareholder Services, the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of the reorganization.  As it stands today, we believe we need approximately 500,000 to 700,000 shares to be voted on FSD’s white proxy card to reach the sufficient vote threshold to meet the requirements of the Investment Company Act of 1940. We are close, but simply need more shareholders to vote.

As it relates to FSD, we cover some of the high-level merits of the proposal in the Talking Points attachment, but to summarize based on current data as of the close of 5/15/24:

  ISS recommends shareholders vote FOR the reorganization.
  ACP has a history of trading at a narrow discount to NAV.  As of market close on 5/15/24, FSD trades at a -5.72% discount to net asset value while ACP trades at a 1.76% premium to net asset value (a difference of 748 bps).  A longer perspective:  as of market close on 5/15/24, the 52-week average trading discount for FSD is -9.22% whereas the 52-week average trading discount for ACP is -2.71% (a difference of 651 bps).
  ACP has a higher distribution rate than FSD. As of 5/15/24, ACP’s distribution rate based on market price is 17.34% whereas FSD’s distribution rate based on market price is 10.62%.
  ACP historically has traded at higher volumes and a tighter bid/ask spread than FSD.

For the convenience of shareholders who wish to vote their shares, we have provided a “Special Proxy Vote” pop up box in the lower right side our First Trust home website page (www.ftportfolios.com).  If shareholders click the proxyvote.com prompt within that box, they will be able to vote their FSD shares using the information contained on the white proxy card.

Let us know if you have other questions.

First Trust High Income Long/Short Fund

First Trust/abrdn Global Opportunity Income Fund

First Trust Advisors L.P. (“First Trust”) has announced the following reorganizations, which must be approved by shareholders of the respective fund in order to occur:

Acquired Fund	Acquiring Fund
First Trust High Income Long/Short Fund (“FSD”) Cusip: 33738E109	abrdn Income Credit Strategies Fund (“ACP”) Cusip: 003057106
First Trust/abrdn Global Opportunity Income Fund (“FAM”) Cusip: 337319107

What is happening?

•	On October 23, 2023, the board of trustees of each of FSD and FAM (the “Board”) approved an Agreement and Plan of Reorganization with respect to each of FSD and FAM, which provide for the reorganization of FSD with and into ACP as well as FAM with and into ACP (each a “Reorganization” and collectively, the “Reorganizations”).
o	With respect to FSD, its agreement provides for the transfer of all of the assets of FSD to ACP in exchange solely for newly issued common shares of beneficial interest of ACP (although cash may be distributed in lieu of fractional shares of ACP) and the assumption by ACP of all of the liabilities of FSD.
o	With respect to FAM, its agreement provides for the transfer of all of the assets of FAM to ACP in exchange solely for newly issued common shares of beneficial interest of ACP (although cash may be distributed in lieu of fractional shares of ACP) and the assumption by ACP of all of the liabilities of FAM.
•	On May 30, 2024, a special meeting of shareholders will take place at First Trust’s offices to vote on the approval of the proposed Agreement and Plan of Reorganization for each of FSD and FAM. At a separate meeting, shareholders of ACP approved the issuance of additional common shares of beneficial interest of ACP that would be issued to FSD and/or FAM shareholders in connection with the Reorganizations.
•	Institutional Shareholder Services, the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of each Reorganization.
•	Each Reorganization is not contingent on the approval or consummation of the other Reorganization.

What are the potential benefits of the Reorganizations?

•	With respect to the Reorganization of FSD with and into ACP:
o	Higher Distribution Rate: ACP has a higher distribution rate than FSD. ACP pays a monthly distribution of $0.10 per share, which based on the market value and net asset value (“NAV”) as of May 15, 2024, represents an annualized distribution rate of 17.34% and 17.65%, respectively. FSD pays a monthly distribution of $0.105 per share, which based on market prices and NAV as of May 15, 2024, is an annualized distribution rate of 10.62% and 10.02%, respectively. The Reorganization, therefore, would represent approximately a 76% increase in distribution rate for FSD shareholders.
o	Narrower Trading Discount: As of May 15, 2024, ACP has a history of trading at a narrow trading discount to NAV, and even to a premium to NAV, over the last three years, while FSD has traded at a more persistent discount. As of May 15, 2024, FSD was trading at a -5.72% discount to NAV whereas ACP was trading at a 1.76% premium to NAV. If these trading differences persist, the Reorganization would result in positive total return for existing shareholders on the Reorganization date.
o	Trading: Shares of ACP trade at high volumes and at a tighter bid/ask spread percentage than those of FSD. After the Reorganization, shareholders of FSD should be provided better liquidity to add to or exit their investment on a moving forward basis.
•	With respect to the Reorganization of FAM with and into ACP:
o	Higher Distribution Rate: ACP has a higher distribution rate than FAM. ACP pays a monthly distribution of $0.10 per share, which based on the market value and NAV as of May 15, 2024, represents an annualized distribution rate of 17.34% and 17.65%, respectively. FAM pays a monthly distribution of $0.06 per share, which based on market prices and NAV as of May 15, 2024, is an annualized distribution rate of 11.18% and 10.70%, respectively. The Reorganization, therefore, would represent approximately a 65% increase in distribution rate for FAM shareholders.
o	Narrower Trading Discount: As of May 15, 2024, ACP has a history of trading at a narrow trading discount to NAV, and even to a premium to NAV, over the last three years, while FAM has traded at a more persistent discount, especially over the last 12 months. As of May 15, 2024, FAM was trading at a -4.31% discount to NAV whereas ACP was trading at a 1.76% premium to NAV. If these trading differences persist, the Reorganization would result in positive total return for existing shareholders on the merger date.
o	Performance: While ACP and FAM utilize different investment strategies, ACP has outperformed FAM on a NAV basis over the 1-, 3-, and 5-year period as of April 30, 2024.

How different are FSD and ACP?

•	FSD and ACP have some substantial differences. FSD’s primary investment objective is to provide current income, with a secondary objective of capital appreciation. ACP’s primary investment objective is to seek a high level of current income with a secondary objective of capital appreciation. FSD and ACP’s investment strategies are similar in that they invest in high-yield fixed income securities, however there are some substantial differences in the investment strategies implemented to achieve their respective investment objectives and accompanying risks. FSD seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign high-yield corporate fixed-income securities of varying maturities that are rated below investment grade at the time of purchase. Additionally, FSD maintains both long and short positions in securities under normal market conditions as part of its investment strategy. ACP is a high-yield debt fund that is permitted to invest in a variety of US and foreign-issued debt instruments and may utilize derivatives and hedging techniques to achieve its investment objectives. ACP may invest in lower rated bonds in the high yield sector as compared to FSD. Each of FSD and ACP may utilize leverage. ACP offers preferred shares while FSD does not.

How different are FAM and ACP?

•	FAM and ACP have some substantial differences, however the investment objectives of each fund are materially the same. Each of FAM and ACP’s primary investment objective is to seek a high level of current income with a secondary objective of capital appreciation. FAM and ACP’s investment strategies are similar in that they invest in high-yield fixed income securities, however there are some substantial differences in the investment strategies implemented to achieve their respective investment objectives, and accompanying risks. FAM seeks to achieve its investment objectives by investing, under normal circumstances, substantially all of its Managed Assets in a diversified portfolio of fixed-income securities, including government and corporate bonds, of U.S. and non-U.S. issuers, and invests primarily in emerging markets. ACP is a high-yield debt fund that is permitted to invest in a variety of US and foreign-issued debt instruments and may utilize derivatives and hedging techniques to achieve its investment objectives. ACP may invest in in high-yield securities without limitation while FAM may only invest up to 60% of its managed assets in such securities. While FAM invests in high-yield fixed income securities, its current weighted average is in investment grade bonds, and ACP invests more of its assets in lower rated bonds in the high yield sector. Each of FAM and ACP may utilize leverage. ACP offers preferred shares while FAM does not.

What are the tax implications of the Reorganizations?

•	It is expected that shareholders of each of FSD and FAM will not recognize any gain or loss for federal income tax purposes as a result of the exchange of their respective shares for shares of ACP (except with respect to cash received in lieu of fractional shares of ACP). The portfolio re-positioning and de-levering associated with the Reorganizations may result in capital gains or losses, which may have federal income tax consequences. No sales of portfolio securities are anticipated after the Reorganization as it relates to FSD.

Not for inspection by, distribution or quotation to, the general public. The foregoing is for broker use only and not for retail distribution.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

To receive a free copy of a Proxy Statement/Prospectus relating to the proposed Reorganizations of FSD with and into ACP and FAM with and into ACP, please call the following at First Trust: Jeff Margolin (630) 517-7643, Daniel Lindquist (630) 765-8692, and Chris Fallow (630) 517- 7628. The foregoing is qualified in its entirety by reference to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve the Reorganization.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements. While the information presented has been obtained from sources First Trust deems to be reliable, this data is subject to unintentional errors, omissions and changes prior to distribution without notice.

Your clients should consider the investment objectives, risks, charges and expenses of FSD and FAM, as applicable, and ACP carefully before voting, which are contained in the Proxy Statement/Prospectus. Please instruct your clients to read the Proxy Statement/Prospectus carefully before voting.